Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2012 (except for Note 16, as to which the date is April 9, 2012), in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-171375) and related Prospectus of Supernus Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia
April 30, 2012